Exhibit 21.1

SUBSIDIARIES

OF

CHESAPEAKE MIDSTREAM PARTNERS, L.P.

Delaware Limited Partnership

State of Formation
Appalachia Midstream Services, L.L.C.	Oklahoma
Bluestem Gas Services, L.L.C.	Oklahoma
Chesapeake MLP Operating, L.L.C.	Delaware
Chesapeake Midstream Gas Services, L.L.C.	Oklahoma
CHKM Finance Corp.	Delaware
Magnolia Midstream Gas Services, L.L.C.	Oklahoma
Oklahoma Midstream Gas Services, L.L.C.	Oklahoma
Ponder Midstream Gas Services, L.L.C.	Delaware
Texas Midstream Gas Services, L.L.C.	Oklahoma